Principal Funds	Principal
711 High Street Des Moines, IA 50392
800 222 5852 tel
www.principalfunds.com

September 29, 2022

Mr. Kamal Bhatia
Chief Executive Officer and President			/
Principal Variable Contracts Funds, Inc.
Principal Financial Group
Des Moines, IA 50392
Dear Mr. Bhatia:
Principal Financial Services, Inc. intends to purchase the following shares (the "Shares"):
Principal Variable Contracts Funds, Inc.-	Purchase	Purchase	Shares
	Date	Amount	Purchased
US LargeCap Buffer October Account	9/28/2022	$10	1
US LargeCap Buffer October Account	9/29/2022	$1,020,000	102,000

Each share of the US LargeCap Buffer October Account has a par value of $.01 and a price of $10.00 per share. In connection with such purchase, Principal Financial Services, Inc. represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL FINANCIAL SERVICES, INC.

BY   /s/ Clint Woods

Clint Woods,

Vice President, Associate General Counsel,

Governance Officer, and Assistant Corporate Secretary